EXHIBIT 11.1

                            PARADIGM TECHNOLOGY, INC.
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                   (in thousands, except net income per share)

                                                                     Three Months Ended
                                                                     ------------------
                                                                     Mar. 31,    Mar. 31,
                                                                       1997        1996
                                                                       ----        ----

Net income (loss) from operations                                   $ (2,622)    $    237
Accretion on Redeemable Convertible Preferred Stock                     (388)
                                                                     -------      -------
Net income (loss) available to Common Stockholders                  $ (3,010)    $    237
                                                                     -------      -------
Weighted average shares outstanding:
            Common Stock                                               7,241       6,716
            Common Stock issuable upon exercise of options
            and warrants                                                  --         601
                                                                     -------      ------
Weighted average common shares and equivalents                         7,241       7,317
                                                                     -------      ------
Net income (loss) per share                                         $  (0.42)    $  0.03
                                                                     -------      ------


(1)   This Exhibit should be read with Note 2 of Notes to Condensed Financial
      Statements.

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